Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

September 3, 2019

Board of Directors

Vaccinex, Inc.

1895 Mount Hope Avenue

Rochester, NY 14620

Ladies and Gentlemen:

We are acting as counsel to Vaccinex, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering, by the selling stockholders listed in the Registration Statement, of up to 3,382,332 issued and outstanding shares (the “Shares”) of the common stock, par value $0.0001 per share of the Company, all of which Shares may be sold from time to time and on a delayed or continuous basis, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been validly issued and are fully paid and nonassessable.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante   Amsterdam   Baltimore   Beijing   Birmingham   Boston   Brussels   Colorado   Springs   Denver   Dubai   Dusseldorf   Frankfurt Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami Milan   Minneapolis   Monterrey   Moscow Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo Warsaw Washington DC   Associated offices: Budapest   Jakarta   Shanghai FTZ   Ulaanbaatar   Zagreb. Business Service Centers: Johannesburg   Louisville. For more information see www.hoganlovells.com

Board of Directors

Vaccinex, Inc.

September 3, 2019

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP